Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2016, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to the effects of changes in segments discussed in Note 1, which is as of August 1, 2016, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Bank of America Corporation’s Current Report on Form 8-K dated August 1, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Charlotte, North Carolina

August 23, 2016